Exhibit 99.2

EXECUTION COPY

PRIVATE AND CONFIDENTIAL

January 18, 2016

Brookfield Asset Management Inc.

Brookfield Place

250 Vesey Street

New York, NY 10281

Attention:  Brian Kingston, Senior Managing Partner

E-mail Address:  Brian.Kingston@brookfield.com

Ladies and Gentlemen:

Reference is hereby made to the letter from Brookfield Asset Management Inc. (“Brookfield”) to Rouse Properties, Inc. (the “Company”) dated January 16, 2016 (the Brookfield Letter”).  In consideration of the Company’s receipt and consideration of the Brookfield Letter, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Brookfield and the Company hereby agree to the provisions set forth in this letter agreement (this “Agreement”).

1.  Certain Defined Terms.  For purposes of this Agreement, (i) references to “Representatives” in respect of Brookfield shall mean its affiliates, officers, directors, general partners, members, employees, investment bankers, financial advisors, accountants, legal counsel and consultants, and “Representatives” in respect of the Company shall mean its officers, directors, general partners, members, employees, investment bankers, financial advisors, accountants, legal counsel, consultants and other agents and representatives, (ii) the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, limited liability company, partnership, joint venture, trust, other entity or individual, (iii) the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iv) the term “Voting Securities” shall mean the Common Stock (as defined below), and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities of the Company entitled to vote in the election of directors, whether or not subject to the passage of time or other contingencies.  Notwithstanding the foregoing, in respect of Brookfield, the term “Representative” and “affiliate” shall not include (x) any separately traded public companies in which Brookfield or any of its subsidiaries hold a minority interest (or any of their respective subsidiaries or controlled affiliates), (y) Brookfield Financial Corp. and its controlled affiliates, so long as such person remains on the other side of an effective, customary information barrier from Brookfield Property Partners, L.P. (“BPY”) and Brookfield; provided that any acquisition,  disposition or voting of any such Common Stock or other securities by Brookfield Financial Corp. or any of its controlled affiliates is not directly or indirectly coordinated or in concert with BPY or Brookfield, and (z) Brookfield Investment Management Inc. and its controlled affiliates (collectively, “BIM”) and any funds managed or controlled by BIM and Brookfield, so long as such person remains on the other side of an effective, customary information barrier from BPY and Brookfield; provided that any acquisition,  disposition or voting of any such Common Stock or other securities by BIM or any of its controlled affiliates is not directly or indirectly coordinated or in concert with BPY or Brookfield.

Brookfield Asset Management Inc.

January 18, 2016

2.  Standstill.  Brookfield hereby represents to the Company that, as of the date hereof, Brookfield, together with its affiliates, has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of not more than 19,387,624 shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”) and does not own any other Voting Securities.  Brookfield agrees that, unless specifically requested in writing in advance by a Company Representative on behalf of the Special Committee of the Company’s board of directors, neither Brookfield nor any of its Representatives (at Brookfield’s direction and expressly on its behalf) will, at any time during the period commencing on the date hereof and ending on March 4, 2016 (the “Expiration Date”) (or, at any time during such period, assist, advise, act in concert or participate with or knowingly encourage others to), directly or indirectly, other than pursuant to and in accordance with a definitive written agreement between the Company and Brookfield and/or any of its affiliates, acquire, cause to be acquired or agree to acquire, by purchase, tender offer, exchange offer, agreement, business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act and as modified by the next sentence, of any Voting Securities, if in any such case, immediately after the taking of such action, Brookfield and its affiliates would, in the aggregate, collectively beneficially own (as defined in Rule 13d-3 under the Exchange Act) an amount of Common Stock that would exceed the number of shares of Common Stock set forth in the first sentence of this Paragraph 2.  For purposes of this Paragraph 2, the following will be deemed to be an acquisition of beneficial ownership of Voting Securities by any person:  (1) acquisition of rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise); and (2) any other economic exposure to Voting Securities, including through any derivative transaction that gives any such person or any of such person’s affiliates the economic equivalent of ownership of an amount of Voting Securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Voting Securities, or which provides such person or any of such person’s affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Voting Securities, in any case without regard to whether (x) such derivative conveys any voting rights in Voting Securities to such person or any of such person’s affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of Voting Securities, or (z) such person or any of such person’s affiliates may have entered into other transactions that hedge the economic effect of such beneficial ownership of Voting Securities.  If at any time prior to the Expiration Date, the Company enters into any definitive agreement with any third party providing for an Alternative Transaction (as defined below) or (ii) a third party commences a tender or exchange offer which, if consummated, would constitute an Alternative Transaction and the Company’s board of directors (or the Special Committee of the Company’s board of directors) either accepts such offer or fails to recommend that the Company’s stockholders reject such offer within ten (10) business days from the date of commencement of such offer, then the restrictions set forth in this Paragraph 2 shall immediately terminate. An “Alternative Transaction” shall mean a transaction in which (i) a person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquires, directly or indirectly, securities representing 50% or more of the Voting Securities or properties or assets constituting 50% or more of the consolidated assets of the Company and its subsidiaries or (ii) in any case not covered by (i), (A) the Company issues securities representing 50% or more of the Voting Securities, including in the case of (i) and (ii), by way of merger or other business combination with the Company or any of its subsidiaries or (B) the Company engages in a merger or other business combination such that the holders of Voting Securities immediately prior to the transaction do not own more than 50% of the voting power of securities of the resulting entity.

Brookfield Asset Management Inc.

January 18, 2016

3.  Miscellaneous.

(a)  Brookfield acknowledges that irreparable damage would occur to the Company if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, Brookfield agrees that the Company, without prejudice to any rights and remedies otherwise available, shall be entitled to equitable relief, including, without limitation, specific performance and injunction, in the event of any breach or threatened breach by Brookfield or any of its Representatives of the provisions of this Agreement without proof of actual damages.  Brookfield will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law.  Brookfield also will not seek, and will waive any requirement for, the securing or posting of a bond in connection with the Company’s seeking or obtaining such relief.

(b)  Brookfield agrees that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The Company’s waiver of any right, power or privilege hereunder, and the Company’s consent to any action that requires its consent hereunder, shall be effective only if given in writing by the Company.

(c)  If any provision contained in this Agreement or the application thereof to Brookfield, the Company or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  In the case of any such invalidity, illegality or unenforceability, such invalid, illegal or unenforceable provision shall be replaced with one that most closely approximates the effect of such provision that is not invalid, illegal or unenforceable.  Should a court refuse to so replace such provision, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

Brookfield Asset Management Inc.

January 18, 2016

(d)  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Any assignment of this Agreement by Brookfield (including by operation of law) without the prior written consent of the Company shall be void.

(e)  This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements, arrangements and understandings between the parties hereto with respect to the subject matter hereof and (ii) may be amended or modified only in a written instrument executed by the parties hereto.

(f)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE.  Each party hereto irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of the courts of the State of Delaware and the United States of America, in each case located in the county of New Castle, Delaware, for such actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any such action, suit or proceeding except in such courts).  Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the preceding sentence.  Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the courts of the State of Delaware and the United States of America, in each case in the county of New Castle, Delaware, and further waives the right to, and agrees not to, plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Service of any process, summons, notice or document by U.S. registered mail to Brookfield’s address set forth above or to the Company’s address set forth below shall be effective service of process for any action, suit or proceeding brought against Brookfield or the Company, as applicable, in any court of competent jurisdiction.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party has breached this Agreement, then such breaching party shall be liable for, and shall pay, the reasonable legal fees, costs and expenses that the non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

(g)  Any notice or other communication required or permitted under this Agreement shall be treated as having been given or delivered when (i) delivered personally or by overnight courier service (costs prepaid), (ii) sent by e-mail with confirmation of transmission by the transmitting equipment, or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case, subject to the preceding sentence, to the addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as such party may designate by a written notice delivered to the other party hereto).

Brookfield Asset Management Inc.

January 18, 2016

(h)  For the convenience of the parties, this Agreement may be executed by PDF, facsimile or other electronic means and in counterparts, each of which shall be deemed to be an original, and both of which, taken together, shall constitute one agreement binding on both parties hereto.

[Remainder of Page Intentionally Left Blank.  Signatures Follow.]

Brookfield Asset Management Inc.

January 18, 2016

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

Rouse Properties, Inc.

By:	/s/ Andrew Silberfein
Name: Andrew Silberfein
Title: Chief Executive Officer

Address:	1114 Avenue of the Americas
Suite 2800
New York, NY 10036
E-mail Address:	andrew.silberfein@rouseproperties.com
Attention:	Andrew Silberfein

Brookfield Asset Management Inc.

January 18, 2016

Accepted and Agreed

as of the date

first written above:

Brookfield Asset Management Inc

By:	/s/ Brian Kingston
Name: Brian Kingston
Title: Senior Managing Partner